Exhibit 99.1

Orthofix International Reports Fourth Quarter and Fiscal 2017 Financial Results

Fourth Quarter Highlights

•	Net sales of $116.9 million, an increase of 7.7% compared to prior year and 6.1% on a constant currency basis
•	Net income from continuing operations of $1.5 million; compared to net loss of $5.1 million in the prior year
•	Adjusted EBITDA of $24.3 million; an increase of $3.2 million, or 15.1%, over prior year

Fiscal Year 2017 Highlights

•	Net sales of $433.8 million, an increase of 5.9% compared to prior year and 5.5% on a constant currency basis
•	Net income from continuing operations of $7.3 million; an increase of $3.8 million over prior year
•	Adjusted EBITDA of $81.6 million; an increase of $2.3 million, or 2.9%, over prior year

LEWISVILLE, Texas — February 26, 2018 — Orthofix International N.V. (NASDAQ:OFIX) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2017.  For the fourth quarter of 2017, net sales were $116.9 million, earnings per share from continuing operations was $0.08 and adjusted earnings per share from continuing operations was $0.52.  For fiscal year 2017, net sales were $433.8 million, earnings per share from continuing operations was $0.39 and adjusted earnings per share from continuing operations was $1.62.

“2017 was a very strong year for Orthofix. We exceeded our topline expectations and finished the year with a solid margin improvement trajectory. We also made significant progress in the transformation of our Spine Fixation business and completed our worldwide restructuring initiatives,” said Brad Mason, President and Chief Executive Officer.

“With 2017 in the rear-view mirror, we are now focused fully on executing our 2018 global and business unit strategies. Globally, we expect to drive shareholder value through three pillars, topline organic growth better than market growth rates, margin expansion through operational improvements, and strategic deployment of our capital in ways that we believe will accelerate topline growth in our core businesses. We are well positioned and expect to execute in each of these areas in 2018.”

Financial Results Overview

Fourth Quarter

The following table provides net sales by strategic business unit (“SBU”):

	Three Months Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2017	2016	Change	Constant Currency Change
BioStim	$49,760	$47,803	4.1%	4.1%
Extremity Fixation	29,103	26,843	8.4%	2.2%
Spine Fixation	21,175	18,664	13.5%	13.2%
Biologics	16,858	15,227	10.7%	10.7%
Net sales	$116,896	$108,537	7.7%	6.1%

Gross profit increased $8.1 million to $93.3 million. Gross margin increased to 79.8% compared to 78.5% in the prior year period, primarily due to increased revenue from international Extremity Fixation stocking distributors, as well as our domestic and international restructuring initiatives during 2017. Non-GAAP net margin (gross profit less sales and marketing expenses) was $41.5 million, an increase of 13.6% compared to $36.5 million in the prior year period.  The increase in non-GAAP net margin was primarily due to the increase in gross margin and a slight decrease in sales and marketing expenses as a percent of sales.

Net income from continuing operations was $1.5 million, or $0.08 per share, compared to net loss of $5.1 million, or ($0.29) per share in the prior year period. Adjusted net income from continuing operations was $9.7 million, or $0.52 per share, compared to adjusted net income of $7.7 million, or $0.42 per share in the prior year period.

EBITDA was $21.8 million, compared to $8.6 million in the prior year period. Adjusted EBITDA was $24.3 million or 20.8% of net sales for the fourth quarter, compared to $21.1 million or 19.4% of net sales in the prior year period.

Fiscal Year 2017

The following table provides net sales by SBU:

	Year Ended December 31,
(U.S. Dollars, in thousands)	2017	2016	Change	Constant Currency Change
BioStim	$185,900	$176,561	5.3%	5.3%
Extremity Fixation	103,242	102,683	0.5%	(0.9%)
Spine Fixation	81,957	72,632	12.8%	12.7%
Biologics	62,724	57,912	8.3%	8.3%
Net sales	$433,823	$409,788	5.9%	5.5%

Driven by the increase in net sales, gross profit increased $18.9 million to $340.8 million, while gross margin was flat at 78.6% compared to the prior year period. Non-GAAP net margin was $142.4 million, an increase of 1.3% compared to $140.6 million in the prior year period.  The increase in Non-GAAP net margin was due to the increase in net sales, partially offset by higher commission expenses from geographic mix in Extremity Fixation and higher commission rates from Biologics and Spine Fixation distributors.

Net income from continuing operations was $7.3 million, or $0.39 per share, compared to net income of $3.5 million, or $0.19 per share in the prior year.  Adjusted net income from continuing operations was $30.1 million, or $1.62 per share, compared to adjusted net income of $27.0 million, or $1.46 per share in the prior year.

EBITDA was $56.9 million in 2017, compared to $39.1 million in the prior year. Adjusted EBITDA was $81.6 million or 18.8% of net sales for the year, compared to $79.3 million or 19.4% of net sales in the prior year.

Adoption of Revenue Recognition Standard ASU 2014-09

On January 1, 2018, the Company adopted the new revenue recognition standard, ASU 2014-09, as amended, using a cumulative effect adjustment, which resulted in a significant increase in accounts receivable, a decrease in inventories, and a related change to deferred income taxes. These changes were offset by an adjustment to the Company's opening retained earnings of approximately $5 million.  One of the primary impacts of this new standard is the timing of revenue recognition for our sales to international Extremity Fixation and Spine Fixation stocking distributors that were historically accounted for using the sell-through method. This revenue will now be recorded on invoiced sales instead of deferring recognition until cash is received. If the Company were to have adopted the new standard as of January 1, 2017, pro-forma net sales for the year ended December 31, 2017 would have been approximately $431 million. Refer to the table under the subheading “2017 Pro-forma Net Sales Under the New Revenue Recognition Standard” for the detail of pro-forma 2017 net sales by quarter as would have been reported under the new revenue recognition standard.

Liquidity

As of December 31, 2017, cash and cash equivalents were $81.2 million compared to $39.6 million as of December 31, 2016. As of December 31, 2017, we had no outstanding indebtedness and borrowing capacity of $125 million. Cash flow from operations increased $8.6 million to $53.3 million, while free cash flow increased $10.0 million to $36.4 million.

Redomicile

The Company is in the final stages of evaluating the impact of moving its parent company’s domicile from Curacao to the United States. Based on the analysis to date, including the assessment of the recent U.S. tax reform, the Company believes that executing this change could provide a number of benefits to Orthofix, including organizational simplification, more efficient cash deployment, a lower tax rate and increased cash flow. Subject to the outcome of final diligence, the Company currently anticipates requesting shareholder approval for this move in conjunction with its annual shareholder meeting later this year. The Company also expects to incur costs this year to complete all of the underlying steps required for this transition. These estimated costs are included in our 2018 guidance.

2018 Outlook

For the year ending December 31, 2018, the Company expects the following results, assuming exchange rates are the same as those currently prevailing. This guidance reflects the new revenue recognition standard that is required as of January 1, 2018 and discussed above, for which net sales will be recorded on invoiced sales instead of deferring recognition until cash is received.

	2018 Outlook
(Unaudited, U.S. Dollars, in millions, except per share data)	Low		High
Net sales	$450.0	[1]	$455.0	[1]
Net income from continuing operations	$28.3	[2]	$30.6	[2]
Adjusted EBITDA	$89.0	[3]	$91.0	[3]
EPS from continuing operations	$1.50	[4]	$1.62	[4]
Adjusted EPS from continuing operations	$1.76	[5]	$1.84	[5]

1 Represents a year-over-year increase of 3.7% to 4.9% on a reported basis

2 Represents a year-over-year increase of 288.1% to 319.7%

3 Represents a year-over-year decrease of 9.1% to 11.6%

4 Represents a year-over-year increase of 284.6% to 315.4%

5 Represents a year-over-year increase of 8.6% to 13.6%

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company's financial results for the fourth quarter and fiscal year 2017. Interested parties may access the conference call by dialing (844) 809-1992 in the U.S. and (612) 979-9886 outside the U.S., and referencing the conference ID 7995595. A replay of the call will be available for two weeks by dialing (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and entering the conference ID 7995595. A webcast of the conference call may be accessed by going to the Company's website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a global medical device company focused on musculoskeletal healing products and value-added services. The Company’s mission is to improve patients' lives by providing superior reconstruction and regenerative musculoskeletal solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units: BioStim, Extremity Fixation, Spine Fixation, and Biologics. Orthofix products are widely distributed via the Company's sales representatives and distributors. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), and Section 27A of the Securities Act of 1933, as amended, relating to our business and financial outlook, which are based on our current beliefs, assumptions, expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” or “continue” or other comparable terminology. These forward-looking statements are not guarantees of our future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, our actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date hereof, unless it is specifically otherwise stated to be made as of a different date. We undertake no obligation to further update any such statement, or the risk factors described in Part I, Item 1A under the heading Risk Factors in our Form 10-K for the year ended December 31, 2017, to reflect new information, the occurrence of future events or circumstances or otherwise.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. Dollars, in thousands, except share and per share data)	2017	2016	2017	2016
	(unaudited)
Net sales	$116,896	$108,537	$433,823	$409,788
Cost of sales	23,562	23,320	93,037	87,853
Gross profit	93,334	85,217	340,786	321,935
Sales and marketing	51,874	48,705	198,370	181,287
General and administrative	19,480	21,063	74,388	74,404
Research and development	8,454	7,509	29,700	28,803
SEC / FCPA matters and related costs	(4,334)	524	(2,483)	2,005
Charges related to U.S. Government resolutions	—	—	—	14,369
Operating income	17,860	7,416	40,811	21,067
Interest income (expense), net	(522)	443	(416)	763
Other expense, net	(720)	(4,152)	(4,004)	(2,806)
Income before income taxes	16,618	3,707	36,391	19,024
Income tax expense	(15,102)	(8,824)	(29,100)	(15,527)
Net income (loss) from continuing operations	1,516	(5,117)	7,291	3,497
Discontinued operations
Income (loss) from discontinued operations	3	2,942	(1,759)	(638)
Income tax (expense) benefit	49	(1,061)	691	197
Net income (loss) from discontinued operations	52	1,881	(1,068)	(441)
Net income (loss)	$1,568	$(3,236)	$6,223	$3,056
Net income (loss) per common share—basic
Net income (loss) from continuing operations	$0.08	$(0.29)	$0.40	$0.19
Net income (loss) from discontinued operations	0.01	0.11	(0.06)	(0.02)
Net income (loss) per common share—basic	$0.09	$(0.18)	$0.34	$0.17
Net income (loss) per common share—diluted
Net income (loss) from continuing operations	$0.08	$(0.29)	$0.39	$0.19
Net income (loss) from discontinued operations	–	0.11	(0.05)	(0.02)
Net income (loss) per common share—diluted	$0.08	$(0.18)	$0.34	$0.17
Weighted average number of common shares:
Basic	18,254,831	17,862,531	18,117,405	18,144,019
Diluted	18,773,786	17,862,531	18,498,745	18,463,161

ORTHOFIX INTERNATIONAL N.V.

Consolidated Balance Sheets

(U.S. Dollars, in thousands except share data)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$81,157	$39,572
Restricted cash	-	14,369
Trade accounts receivable, less allowance for doubtful accounts of $8,405 and $8,396 at December 31, 2017 and 2016, respectively	63,437	57,848
Inventories	81,330	63,346
Prepaid expenses and other current assets	25,877	19,238
Total current assets	251,801	194,373
Property, plant and equipment, net	45,139	48,916
Patents and other intangible assets, net	10,461	7,461
Goodwill	53,565	53,565
Deferred income taxes	23,315	47,325
Other long-term assets	21,073	20,463
Total assets	$405,354	$372,103
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$18,111	$14,353
Other current liabilities	61,295	69,088
Total current liabilities	79,406	83,441
Other long-term liabilities	29,340	25,185
Total liabilities	108,746	108,626
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,278,833 and 17,828,155 issued and outstanding as of December 31, 2017 and 2016, respectively	1,828	1,783
Additional paid-in capital	220,591	204,095
Retained earnings	70,402	64,179
Accumulated other comprehensive income (loss)	3,787	(6,580)
Total shareholders’ equity	296,608	263,477
Total liabilities and shareholders’ equity	$405,354	$372,103

ORTHOFIX INTERNATIONAL N.V.
Non-GAAP Financial Measures

The following tables present reconciliations of net income (loss) from continuing operations, earnings per share from continuing operations, gross profit, and net cash from operating activities, in each case calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to, as applicable, non-GAAP financial measures, referred to as "EBITDA," "Adjusted EBITDA," "Adjusted net income from continuing operations," "Adjusted earnings per share from continuing operations," "Non-GAAP net margin" and "Free cash flow" that exclude items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP financial measures, as well as why management believes the non-GAAP financial measures are useful to them, is included following the reconciliations.

EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2017	2016	2017	2016
Net income (loss) from continuing operations	$1,516	$(5,117)	$7,291	$3,497
Interest expense (income), net	522	(443)	416	(763)
Income tax expense	15,102	8,824	29,100	15,527
Depreciation and amortization	4,703	5,358	20,124	20,841
EBITDA	$21,843	$8,622	$56,931	$39,102
Share-based compensation	3,433	3,812	12,557	15,686
Foreign exchange impact	491	1,475	(1,934)	41
Strategic investments	1,993	2,726	11,612	3,068
SEC / FCPA matters and related costs	(4,334)	524	(2,483)	2,005
Infrastructure investments	—	478	—	3,551
Legal judgments/settlements	79	1,446	1,877	(1,554)
Charges related to U.S. Government resolutions	—	—	—	14,369
Restructuring	764	1,964	3,006	1,964
Succession charges	—	40	—	1,066
Adjusted EBITDA	$24,269	$21,087	$81,566	$79,298
As a % of net sales	20.8%	19.4%	18.8%	19.4%

Adjusted Net Income from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2017	2016	2017	2016
Net income (loss) from continuing operations	$1,516	$(5,117)	$7,291	$3,497
Foreign exchange impact	491	1,475	(1,934)	41
Strategic investments	1,993	2,726	11,612	3,068
SEC / FCPA matters and related costs	(4,334)	524	(2,483)	2,005
Infrastructure investments	—	478	—	3,551
Legal judgments/settlements	79	1,446	1,877	(1,554)
Charges related to U.S. Government resolutions	—	—	—	14,369
Restructuring	764	1,964	3,006	1,964
Succession charges	—	40	—	1,066
Long-term income tax rate adjustment	9,170	4,127	10,682	(1,016)
Adjusted net income from continuing operations	$9,679	$7,663	$30,051	$26,991

Adjusted Earnings per Share from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, per diluted share)	2017	2016	2017	2016
EPS from continuing operations	$0.08	$(0.29)	$0.39	$0.19
Foreign exchange impact	0.03	0.08	(0.10)	—
Strategic investments	0.11	0.15	0.63	0.16
SEC / FCPA matters and related costs	(0.23)	0.03	(0.13)	0.11
Infrastructure investments	—	0.03	—	0.19
Legal judgments/settlements	—	0.08	0.09	(0.08)
Charges related to U.S. Government resolutions	—	—	—	0.78
Restructuring	0.04	0.11	0.16	0.11
Succession charges	—	—	—	0.06
Long-term income tax rate adjustment	0.49	0.23	0.58	(0.06)
Adjusted EPS from continuing operations	$0.52	$0.42	$1.62	$1.46

Weighted average number of diluted common shares	18,773,786	18,148,655	18,498,745	18,463,161

Non-GAAP Net Margin

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2017	2016	2017	2016
Gross profit	$93,334	$85,217	$340,786	$321,935
Sales and marketing	(51,874)	(48,705)	(198,370)	(181,287)
Non-GAAP net margin	$41,460	$36,512	$142,416	$140,648

BioStim	$22,482	$20,489	$77,369	$75,469
Extremity Fixation	10,170	6,356	31,071	30,526
Spine Fixation	1,905	2,725	8,730	8,650
Biologics	7,041	7,249	25,692	26,891
Corporate	(138)	(307)	(446)	(888)
Non-GAAP net margin	$41,460	$36,512	$142,416	$140,648

Free Cash Flow

	Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2017	2016
Net cash from operating activities	$53,341	$44,707
Capital expenditures	(16,948)	(18,334)
Free cash flow	$36,393	$26,373

2017 Pro-forma Net Sales Under the New Revenue Recognition Standard

	Year Ended December 31, 2017
(Unaudited, U.S. Dollars, in millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year
Net sales (as would be reported under ASU 2014-09)	$105	$109	$104	$113	$431
Net sales (as reported)	103	109	105	117	434
Variance	$2	$-	$(1)	$(4)	$(3)

2018 Outlook

	2018 Outlook
(Unaudited, U.S. Dollars, in millions)	Low	High
Net income from continuing operations	$28.3	$30.6
Interest expense, net	(0.3)	(0.3)
Income tax expense	16.6	17.9
Depreciation and amortization	19.8	19.8
EBITDA	$64.4	$68.0
Share-based compensation	18.2	18.1
Strategic investments	7.0	6.0
SEC / FCPA matters and related costs	1.0	0.5
Foreign exchange impact	(1.8)	(1.8)
Legal judgments/settlements	0.2	0.2
Adjusted EBITDA	$89.0	$91.0

	2018 Outlook
(Unaudited, per diluted share)	Low	High
EPS from continuing operations	$1.50	$1.62
Strategic investments	0.37	0.32
SEC / FCPA matters and related costs	0.05	0.03
Foreign exchange impact	(0.10)	(0.10)
Legal judgments/settlements	0.01	0.01
Long-term income tax rate adjustment	(0.07)	(0.04)
Adjusted EPS from continuing operations	$1.76	$1.84

Weighted average number of diluted common shares	18,900,000	18,900,000

Constant Currency

Constant currency is a non-GAAP measure, which is calculated by using foreign currency rates from the comparable, prior-year period, to present net sales at comparable rates. Constant currency can be presented for numerous GAAP measures, but is most commonly used by management to analyze net sales without the impact of changes in foreign currency rates.

Pro-Forma Net Sales

Pro-forma net sales is a non-GAAP measure in fiscal 2017, which reflects what net sales in fiscal 2017 would have been, had the Company adopted ASU 2014-09, Revenue from Contracts with Customers, as amended, as of January 1, 2017, or elected to adopt the standard using the full retrospective transition method.

EBITDA

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income (expense), net; income tax expense; and depreciation and amortization to net income (loss) from continuing operations. EBITDA provides management with additional insight to its results of operations.

Adjusted EBITDA, Adjusted Net Income from Continuing Operations and Adjusted Earnings per Share from Continuing Operations

These non-GAAP financial measures provide management with additional insight to its results of operations and are calculated using the following adjustments:

•

Share-based compensation – costs related to our share-based compensation plans, which include stock options, restricted stock awards, performance-based restricted stock awards, market-based restricted stock awards and our stock purchase plan; see the share-based compensation footnote in our Form 10-K for the year ended December 31, 2017 for a detail of these costs by income statement line item

•

Foreign exchange impact – gains and losses related to foreign currency transactions, which are recorded as other expense, net; guidance presented does not include the impact of any future foreign exchange fluctuations

•

Strategic investments – costs related to our strategic investments, including costs associated with evaluation of moving the domicile of the Company, which are recorded as general and administrative expenses, and recognized gains and losses on our investment in eNeura, Inc., which are recorded as other expense, net

•	SEC / FCPA matters and related costs – legal and other professional fees associated with the SEC Investigation, Securities Class Action Complaint and Brazil subsidiary compliance review
•

Infrastructure investments – costs associated with our multi-year process and systems improvement effort, "Bluecore," which was completed in 2016 and are recorded as general and administrative expenses

•	Legal judgments/settlements – adverse or favorable legal judgments or negotiated legal settlements, which are recorded as general and administrative expenses
•	Charges related to U.S. Government resolutions – charges related to the settlement with the SEC as further discussed in our Form 10-K for the year ended December 31, 2017
•

Restructuring – costs related to a planned restructuring, primarily consisting of severance charges and the write-down of certain assets, of which approximately 25% are recorded as cost of sales and 75% are recorded as other operating expenses

•	Succession charges – costs related to the succession of certain of our former named executive officers, which are recorded as general and administrative expenses
•

Long-term income tax rate adjustment – reflects management’s expectation of a long-term normalized effective tax rate of 38% for 2017 results, and 35% going forward in 2018, which is based on current tax law and current expected income; actual reported tax expense will ultimately be based on GAAP earnings and may differ from the expected long-term normalized effective tax rate due to a variety of factors, including the resolutions of issues arising from tax audits with various tax authorities, the ability to realize deferred tax assets, the tax impact of strategic investments and other non-recurring events

Non-GAAP Net Margin

Non-GAAP net margin is an internal non-GAAP metric, which we define as gross profit less sales and marketing expense. Non-GAAP net margin is the primary metric used by our Chief Operating Decision Maker in managing our business.

Free Cash Flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operating activities. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

Usefulness and Limitations of Non-GAAP Financial Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in our business, to assess performance relative to competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of our business units.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are that they exclude items that reflect an economic cost and can have a material effect on cash flows. Similarly, certain non-cash expenses, such as equity compensation, do not directly impact cash flows, but are part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Financial Measures

We compensate for the limitations of our non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. The GAAP results provide the ability to understand our performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of our businesses, which we believe is an important measure of our overall performance. We provide a detailed reconciliation of the non-GAAP financial measures to our most directly comparable GAAP measures, and encourage investors to review this reconciliation.

Usefulness of Non-GAAP Financial Measures to Investors

We believe that providing non-GAAP financial measures that exclude certain items provides investors with greater transparency to the information used by senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of our business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of our operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of our underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

Source

Orthofix International N.V.